EXHIBIT 99.4

INTELLIGENT CLOUD RESOURCES INC.

(the “Company”)

Consent Resolutions of the Board of Directors

Effective Date of Resolutions: July 21th, 2017

PURSUANT to the Nevada Revised Statutes, the Articles and Bylaws of the Company, at a duly called meeting of the Board of Directors of the Company, a Nevada corporation, held by telephone on the date described above, the following resolutions were adopted by the Board of Directors of the Company:

REMOVAL OF FINANCING TERM

APPOINTMENT OF DIRECTOR

ISSUANCE OF SHARES

WHEREAS

A.	The Company has entered into a Heads of Agreement (the “Agreement”) with 2440499 Ontario Inc. (“2440499”), dated December 13, 2016 (attached as Exhibit “A” hereto); and

B.	Further to the Agreement, the Company and 2440499 wish to remove the financing term that is included in the Agreement in order to close the Agreement.

C.	Further to the Agreement, the Company wishes to appoint a new director to the Company’s Board of Directors and a majority of the Company’s shareholders have consented to the same.

D.	Pursuant to the Agreement the Company is obligated to issues certain shares and the Company would like to issue such shares.

E.	The closing price of the Company's common stock on the OTCQB yesterday, under symbol ITLL was $0.75 per share.

IT IS RESOLVED THAT:

1.	The Agreement is hereby ratified and confirmed.

2.	For valuable consideration, the Company hereby agrees to remove Section 4(c) of the Agreement in its entirety.

3.	For valuable consideration, the Company hereby acknowledges that the Agreement has now closed.

4.	The Company hereby approves the Consent to Act as Director received from Michael Anthony Paul.

5.	The Company hereby appoints Michael Anthony Paul as a Director to hold such offices until his successor is elected at an annual or a special meeting of the shareholders.

6.	For valuable consideration, the Company be and is hereby authorized to allot and issue the shares, pursuant to the Agreement, as fully paid and non-assessable, in the amount and at the price set out in Exhibit B, and legended in accordance with all securities legislation requirements (the “Shares”).

7.	Any one Director be and is hereby authorized to execute the necessary Treasury Order on behalf of the Company and deliver same to the Company's Transfer Agent for the issuance of the Shares.

8.	Any one Director of the Company be and is hereby authorized and directed for and on behalf of the Company to do all such acts and things and to prepare and execute, under the corporate seal of the Company or otherwise and to deliver all documentation that he may in his sole discretion determine necessary or desirable to give effect to the foregoing resolutions

/s/ Fatima Khan	/s/ Rehan Saeed
Fatima Khan	Rehan Saeed

/s/ Christopher Pay
Christopher Pay